EXHIBIT 99.1 PRESS RELEASE ISSUED MAY 11, 2007

FOR IMMEDIATE RELEASE

MAY 11, 2007

PRESS RELEASE

Citizens Financial Announces First Quarter 2007 Results

LOUISVILLE, KY—May 11, 2007--Citizens Financial Corporation (NASDAQ-CNFL) today reported a net loss in the first quarter ended March 31, 2007 of $181,000, or $0.11 per share, compared to a net income of $228,000, or $0.14 per share, in the first quarter of 2006.

Net premiums earned decreased 2% to $5,652,000 from the first quarter of 2006 while total revenues decreased 6% to $7,487,000. The pre-tax loss from operations, which excludes net realized investment gains and losses, amounted to $229,000 in the first quarter of 2007 compared to a pre-tax loss of $125,000 in the first quarter of 2006. Net realized investment gains were $49,000 for the quarter ended March 31, 2007, compared to $446,000 for the respective 2006 period. Shareholders’ equity increased 3% to $14,570,000 for the quarter ended March 31, 2007, with unrealized pre-tax investment gains of approximately $635,000.

The 2007 decrease of $502,000 in pretax income (loss) results from the negative impact of: (a) a decrease in premiums and other considerations of $124,000 (Pre-need decreased $210,000, Dental increased $31,000, Home Service decreased $84,000, Other Health decreased $19,000, and Broker Life increased $158,000 (including an increase in final expense premiums of $161,000)); (b) an increase in amortization of deferred policy acquisition costs and value of insurance acquired of $38,000; (c) a decrease in net realized investment gains of $397,000; (d) an increase in commissions of $19,000; an increase in general expenses and depreciation of $141,000; and (e) an increase in interest expense of $19,000, offset by the positive impact of: (f) a decrease in policyholder benefits of $124,000; (g) an increase in investment and other income of $23,000; and (h) an increase in policy acquisition costs deferred of $89,000.

Detailed financial information is available in the Company’s Quarterly Report on Form 10-Q for the quarter filed today with the Securities and Exchange Commission, which can be accessed at www.citizensfinancialcorp.com.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management’s current expectations. For a discussion of factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company’s insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance, see the Company’s Form 10-Q for the quarter and Form 10-K for 2006.

Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company.

For further information contact:

Len E. Schweitzer

Chief Financial Officer

(502) 244-2420

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Citizens Financial Corporation

Results in tabular form:

Quarter ended March 31
	2007	2006
Segment Revenues	$ 7,438,000	$ 7,539,000
Net realized investment gains	$ 49,000	$ 446,000
Total Revenues	$ 7,487,000	$ 7,985,000
Net Income (Loss)	$ (181,000)	$ 228,000
Net Income (Loss) Per share	$ (0.11)	$ 0.14

Selected Financial Position Data at
	March 31, 2007	December 31, 2006

Total Assets	$ 146,674,000	$ 147,280,000
Notes Payable	$ 5,330,000	$ 5,538,000
Shareholders’ Equity	$ 14,570,000	$ 14,116,000
Shareholders’ Equity per share	$ 9.17	$ 8.89